EXHIBIT 10.1

INTELLECTUAL PROPERTY ASSIGNMENT & LICENSE AGREEMENT

THIS INTELLECTUAL PROPERTY ASSIGNMENT & LICENSE AGREEMENT (this “Agreement”) is made and dated as of June 21, 2011 (the “Effective Date”) by and between CARDIOGENICS INC., an Ontario corporation with its principal office and place of business at 6295 Northam Drive, Unit 8, Mississauga, Ontario L4V 1W8 Canada (“CardioGenics”) and LUXSPHERES INC., an Ontario corporation with its principal office and place of business at 6295 Northam Drive, Unit 8, Mississauga, Ontario L4V 1W8 Canada (“Luxspheres”).

WHEREAS, CardioGenics has (a) developed proprietary magnetic microspheres and nanospheres and certain related proprietary technologies, which can be utilized to enhance the light scattering and light collection efficiency of its proprietary magnetic microspheres and nanospheres, as well as the magnetic microspheres and nanospheres of third-parties and (b) entered into commercial and material transfer agreements with certain third party beads manufacturers and distributors in connection with such proprietary technologies;

WHEREAS, CardioGenics believes that it would be able to more effectively develop the business for such technologies if such business was operated through its own subsidiary;

WHEREAS, CardioGenics has established Luxspheres, as its wholly-owned subsidiary, from which such business will be operated and, therefore, desires to assign to Luxspheres CardioGenics’ interests in the above-referenced proprietary technologies and its related intellectual property and agreements;

WHEREAS, CardioGenics also desires to obtain from Luxspheres, simultaneous with such assignment, a worldwide, perpetual, royalty-free and transferable license to use the beads technologies in connection with CardioGenics’ QL Care™ Analyzer or any other point-of-care diagnostic device or platform that may hereafter be developed or commercialized by CardioGenics or any of its successors or assigns (the “CardioGenics POC Platform”);

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS.

“Beads” shall mean the CardioGenics Beads and the Third-Party Beads.

“Beads Agreements” shall mean that certain agreement between Merck Chimie S.A and CardioGenics dated January 19, 2009, as amended, and all material transfer agreements and any other agreements entered into between CardioGenics and any third party in connection with the Beads Technology.

“Beads Intellectual Property” shall mean any and all (a) patent, copyright, trademark, service mark and other intellectual property rights of any kind anywhere in the world related to, derived from or in connection with the Beads Technology and (b) rights of action, powers and benefits arising from the ownership of such intellectual property, including, without limitation, the right to sue for damages and other legal and equitable remedies for any past, current or future infringement or violation of such intellectual property rights.

“Beads Technology” shall mean any and all data, writings (irrespective of whether in written or electronic form), information (tangible and intangible), processes, methods, inventions, discoveries, improvements, trade secrets, works of authorship and technology in any form whatsoever, including, without limitation, certain proprietary technologies utilized to enhance the light scattering and light collection efficiency of the CardioGenics Beads and any Third Party Beads, generated, made, created or developed by, or on behalf of, CardioGenics for use in connection with the CardioGenics Beads and any Third Party Beads.

“CardioGenics Beads” shall mean the proprietary magnetic microspheres and nanospheres developed by CardioGenics.

“Goodwill” shall mean the goodwill of the business symbolized by the Beads Technology, the Beads Intellectual Property, the Beads Agreements and the Product Lots.

“Product Lots” shall mean any existing quantities of (a) CardioGenics Beads (naked or encapsulated by CardioGenics); (b) CardioGenics Beads encapsulated by any third party beads manufacturer or distributor pursuant to any Beads Agreements); (c) Third Party Beads incorporating CardioGenics’ Beads Technology pursuant to any Beads Agreements; and (d) any other CardioGenics Beads not intended for use in the CardioGenics POC Platform.

“Third-Party Beads” shall mean the magnetic microspheres and nanospheres owned or licensed by any third party manufacturers or distributors.

2.            ASSIGNMENT. CardioGenics hereby assigns, transfers and delivers to Luxspheres, its successors and assigns, all right, title and interest of CardioGenics, anywhere in the world, in and to (the “Assignment”):

(a)           The Beads Technology;

(b)           The Beads Intellectual Property;

(c)           The Beads Agreements: and

(d)           The Product Lots.

3.            ASSUMPTION OF OBLIGATIONS UNDER BEADS AGREEMENTS. Luxspheres hereby assumes all duties and obligations of CardioGenics under the Beads Agreements and agrees to perform such obligations in accordance with the terms of the Beads Agreements.

4.            LICENSE TO CARDIOGENICS.  (a) Subject to the terms and conditions of this Agreement, and effective immediately following the Assignment, Luxspheres hereby grants to CardioGenics an exclusive, perpetual, royalty-free, worldwide right and license to use, employ, develop, sublicense and commercialize the Beads Technology (and any enhancements to such technology hereafter developed by Luxspheres or its successors and assigns) solely for the purposes of (i) developing microspeheres or nanospheres for use in the CardioGenics POC Platform or any other point-of-care diagnostic platform for which CardioGenics may, in its sole discretion, choose to sublicense the Beads Technology (collectively, the “POC Platforms”) and (ii) selling, sublicensing or otherwise commercializing the POC Platforms based on or utilizing the Beads Technology  (the “CardioGenics License”).

(b) In furtherance of the CardioGenics License, Luxspheres, agrees not to license (or permit any party, other than CardioGenics, to sublicense) the Beads Technology or the Beads Intellectual Property to any party for use in any point-of-care diagnostic platform.

5.            FURTHER ASSURANCES AND ASSISTANCE.  (a) Upon prior written request by Luxspheres and at Luxspheres’ expense, CardioGenics agrees to perform any and all acts and execute any and all documents in such manner and at such location as may be required by Luxspheres in its discretion to: (i) protect, perfect or enforce any of the rights, privileges and entitlements granted or promised to Luxspheres under this Agreement; and (ii) enable Luxspheres to pursue or prosecute any intellectual property application, registration or other filing in respect of the Beads Technology or the Beads Intellectual Property in favor of Luxspheres or such other party as Luxspheres may designate, including, without limitation, signing and executing any formal assignment or other related documents as may be required by any relevant intellectual property registries anywhere in the world.

(b)  If CardioGenics shall have failed, following 5 days' written notice from Luxspheres, to perform any act or execute any document referred to in this Section 5 (a) above, Luxspheres shall have the right to do so in the place and stead of CardioGenics as its lawfully appointed attorney-in-fact and CardioGenics hereby irrevocably appoints Luxspheres as its attorney-in-fact for such purposes.

(c) CardioGenics undertakes to reasonably cooperate with Luxspheres in any proceedings for infringement of any Beads Intellectual Property rights, including providing such information as Luxspheres may reasonably request, provided that Luxspheres shall reimburse CardioGenics for any costs or expenses incurred by CardioGenics in providing such cooperation.

6.            DISCLAIMERS. (a) THE ASSIGNMENT OF THE BEADS TECHNOLOGY, THE BEADS INTELLECTUAL PROPERTY, THE BEADS AGREEMENTS AND THE PRODUCT LOTS, AS WELL AS THE CARDIOGENICS LICENSE, HAVE BEEN PROVIDED TO THE RESPECTIVE PARTIES ON AN “AS IS” BASIS, WITHOUT ANY WARRANTY WHATSOEVER, AND EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR ARISING FROM CUSTOM OR TRADE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

(b)  NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES ARISING UNDER OR OUT OF THE ASSIGNMENT HEREUNDEROR OR THE CARDIOGENICS LICENSE, REGARDLESS OF WHETHER ADVISED BEFOREHAND OF THE POSSIBILITY OF SUCH DAMAGES.

7.            AUTHORIZATION.   CardioGenics and Luxspheres each represent and warrant to the other as follows:

(a)  That it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and

(b)  That this Agreement has been duly executed and delivered by it and constitutes its valid and legally binding obligation enforceable in accordance with its terms; and

(c)  It is a corporation organized under the laws of the Province of Ontario, in good standing, and has obtained all consents and other approvals necessary under Ontario law, its Articles of Incorporation, and its Bylaws necessary for the execution, delivery and performance of this Agreement.

8.            MISCELLANEOUS.

(a)  No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity, and this Agreement does not confer any such rights.

(b) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter.

(c)  Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Any such purported assignment in violation of the above provisions shall null and void.

(d)  Drafting.  The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(e) Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written acknowledgement of receipt or by facsimile transmission or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the following addresses or facsimile numbers:

If to CardioGenics, to:	CardioGenics Inc. 6295 Northam Drive, Unit 8 Mississauga, Ontario L4V 1W8 Attention: Dr. Yahia Gawad, President 905.673.9865 (fax)
If to Luxspheres, to:	Luxspheres Inc. 6295 Northam Drive, Unit 8 Mississauga, Ontario L4V 1W8 Attention: Dr. Yahia Gawad, President 905.673.9865 (fax)

 Any party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party hereto notice in the manner set forth herein.

(f)  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the Province of Ontario.

(g)  Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless such amendment is in writing and signed by each of the parties hereto. No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless such waiver is in writing and signed by the party against whom such waiver is sought to be enforced.

(h)  Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible without materially and adversely affecting any of the parties hereto.

(i)  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy available to them at law or equity.

(j)  Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(k)  Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

CARDIOGENICS INC.		LUXSPHERES INC.

By:	/s/ Yahia Gawad	By:	/s/ Linda J. Sterling
	Name: Yahia Gawad		Name: Linda J. Sterling
	Title: President		Title: Director & Corporate Secretary